AGREEMENT

                            DATED AS OF APRIL 1, 1998



    The parties to this agreement are Everest Management, LLC, a California limited liability company (the "Seller"), High Cash Partners L.P., a Delaware limited partnership (the "Partnership"), and Pembroke Capital II LLC, a Nevada limited liability company (the "Purchaser").

    Certain limited partners (the "Original LPs") of the Partnership have agreed to transfer to the Seller an aggregate of 1,797 units ("Units") of limited partnership interest in the Partnership.

    The Seller wishes to purchase and acquire from the Original LPs, and then sell and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Seller, the 1,797 Units referred to above.

    Accordingly, the parties agree as follows:

    1. TRANSFERS, PAYMENT, ETC. Simultaneously with the execution and delivery of this agreement, (a) the Seller is purchasing and acquiring from the Original LPs the 1,837 Units referred to above, and the transfer of the 1,797 Units to the Seller is being reflected by the Partnership in the Partnership's books and records effective as of April 1, 1998, (b) the Purchaser is paying the Seller $79,068 by wire transfer of immediately available funds and (c) the Seller is selling and transferring to the Purchaser the 1,797 Units referred to above. The Partnership


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acknowledges that it has waived all transfer fees in connection with the transfers referred to in the preceding sentence.

    2. POWER OF ATTORNEY, ETC. The Seller appoints the Purchaser as the attorney-in-fact of the Seller with respect to the 1,797 Units referred to above, with full power of substitution (such power of attorney being irrevocable and coupled with an interest), to transfer ownership of such Units on the Partnership's books and records to the Purchaser, to change the address of record of such Units prior to or after completion of such transfer, to execute and deliver lost certificate indemnities and all other transfer documents and to receive all benefits, endorse Partnership checks payable to the Seller and otherwise exercise all rights (including voting rights) of beneficial ownership of such Units.

    3. REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants to the Purchaser that (a) the 1,797 Units referred to above are the only Units the Seller and its affiliates beneficially own, (b) the Seller owns such Units and has full authority validly to sell such Units to the Purchaser, (c) to the best of the knowledge of the Seller, such Units are free and clear of any adverse claim immediately prior to their transfer to the Purchaser pursuant to this agreement and (d) such Units are being transferred to the Purchaser free and clear of any adverse claim created by the Seller.

    4. STANDSTILL. Prior to the fifth anniversary of the date of this agreement, the Seller shall not, and shall not permit any of its affiliates to, directly or indirectly:


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    4.1 acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, by purchase, by gift, by joining a partnership, a limited partnership, a syndicate or any group or otherwise, any
(a) assets, businesses or properties of the Partnership or (b) Units in the Partnership;

    4.2 participate in the formation or encourage the formation of, or join or in any way participate with, any partnership, limited partnership, syndicate, group or other person or entity that owns or seeks to acquire beneficial ownership of Units in the Partnership;

    4.3 solicit, or participate in any solicitation of, proxies or become a participant in any election contest (the terms used in this section 4.3 having the respective meanings given them in Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act")) with respect to the Partnership;

    4.4 initiate, propose or otherwise solicit limited partners for the approval of one or more proposals with respect to the Partnership or induce any other person to initiate any such proposal;

    4.5 seek the removal of any general partner of the Partnership or seek to have called any meeting of limited partners of the Partnership;

    4.6 deposit any Units in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to voting;


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    4.7 otherwise act, alone or in concert with others, to seek to control the management, policies or affairs of the Partnership or solicit, propose, seek to effect or negotiate with any other person or entity (including, without limitation, the Partnership) with respect to any form of business combination or other extraordinary transaction with the Partnership or any of its general partners or any restructuring, recapitalization, similar transaction or other transaction not in the ordinary course of business with respect to the Partnership or any of its general partners, solicit, make or propose or negotiate with any other person or entity with respect to, or announce an intent to make, any tender offer or exchange offer for any Units in the Partnership, or publicly disclose an intent, purpose, plan or proposal with respect to the Partnership or any securities or assets of the Partnership that would violate the provisions of this section 4, or assist, participate in, facilitate or solicit any effort or attempt by any person or entity to do or seek to do any of the foregoing; or

    4.8 request the Partnership (or its general partners, employees or agents) to amend or waive any provision of this agreement (including, without limitation, this section 4.8) or otherwise seek any modification to or waiver of any of the agreements or obligations of the Seller or its affiliates or associates under this agreement.

    5. MISCELLANEOUS

    5.1 DEFINITIONS. As used in this agreement, the terms "affiliate," "associate" and "control" have the respective meanings given them in Rule 12b-2 under the Exchange Act, and the terms "beneficially own,"beneficial ownership" and "group" have the respective meanings given them in Rule 13d-3 under the Exchange Act.


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    5.2 BENEFIT. This agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties.

    5.3 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York.

    5.4 REMEDIES. The parties to this agreement will be irreparably damaged if this agreement is not specifically enforced. If any dispute arises under this agreement concerning any right or obligation, that right or obligation shall be enforceable in a court of equity by an injunction or a decree of specific performance without any bond or other security being required. These remedies shall not be exclusive, and shall be in addition to any other remedies the parties may have.

    5.5 SEPARABILITY. If any provision of this agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

    5.6 WAIVER. The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. Any waiver must be in writing.


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    5.7 NOTICES. Any notice or other communication under this agreement shall be in writing and shall be considered given when mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the other): (a) if to the Seller, to it at 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101,
Attention: Mr. David Lesser; and (b) if to the Purchaser or the Partnership, to it c/o Pembroke Capital, Inc., 70 East 55th Street, 7th Floor, New York, New
York 10022, Attention: Mr. Lawrence J. Cohen.

    5.8 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.


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    5.9 COMPLETE AGREEMENT. This agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreements between them relating to that subject matter and cannot be changed or terminated orally.

                                            EVEREST MANAGEMENT, LLC


                                            By:   /s/ David Lesser
                                                  -----------------------------
                                                      David Lesser


                                            HIGH CASH PARTNERS L.P.

                                            By:    Pembroke HCP, LLC
                                                   Managing General Partner

                                            By:    Pembroke Companies, Inc.
                                                   Managing Member


                                            By:   /s/ Lawrence J. Cohen
                                                  ----------------------------
                                                      Lawrence J. Cohen



                                            PEMBROKE CAPITAL II LLC


                                            By:   /s/ Lawrence J. Cohen
                                                  ----------------------------
                                                      Lawrence J. Cohen



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